PRESS RELEASE

Contacts:
Patrick L. Alexander
President and Chief Executive Officer
Mark A. Herpich
 Chief Financial Officer
(785) 565-2000
FOR IMMEDIATE RELEASE
April 26, 2011

Landmark Bancorp, Inc. Announces Results for the First Quarter of 2011
Declares Cash Dividend of $0.19 per Share for Landmark Stockholders

(Manhattan, KS, April 26, 2011) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 16 communities across Kansas, reported net earnings of $978,000 ($0.37 per diluted share) for the quarter ended March 31, 2011, compared to net earnings of $1.1 million ($0.44 per diluted share) for the first quarter of 2010. Management will host a conference call to discuss these results on Wednesday, April 27, 2011, at 10:00 a.m. (CT). Investors may participate in the earnings call via telephone by dialing (877) 317-6789. A replay of the call will be available through May 30, 2011, by dialing (877) 344-7529 and using conference number 449952.

Additionally, our Board of Directors declared a cash dividend of $0.19 per share, to be paid May 23, 2011, to common stockholders of record on May 11, 2011.

Patrick L. Alexander, President and Chief Executive Officer, commented: “We continued to achieve solid fundamental earnings in the first quarter of 2011, reporting net earnings of $978,000 compared to $1.1 million during the first quarter of 2010. The comparison was affected by a gain on sale of securities in the year-earlier period, which was not repeated in the first quarter of 2011. Landmark has made good progress in improving asset quality and addressing issues within the loan portfolio, and we have continued to aggressively recognize credit costs associated with these issues. Our ratio of non-performing loans to gross loans continued to decrease to 0.71% at March 31, 2011, compared to 3.37% at March 31, 2010. Additionally, we began evaluating several initiatives during the first quarter of 2011 that we believe will improve internal processes and bank profitability and should begin to show results in the second half of this year. While it is difficult to forecast future events, we believe our strong capital position, loan portfolio management, and solid fundamental earnings position us for future growth in both assets and earnings.”

First-Quarter Financial Highlights

Net interest income was $4.3 million for the quarter ended March 31, 2011, a decline of $254,000, or 5.6%, compared to the first quarter of 2010. Net interest margin, on a tax equivalent basis, remained relatively stable at 3.80% during the first quarter of 2011 compared to 3.81% during the first quarter of 2010. The decline in net interest income was due to lower average interest-earning assets, which declined from $522.5 million during the first quarter of 2010 to $496.6 million during the first quarter of 2011. The provision for loan losses declined from $700,000 during the first quarter of 2010 to $400,000 during the same period of 2011.

Total non-interest income grew to $2.0 million for the first quarter of 2011, an increase of $272,000, or 15.4%, from a year earlier. The increase in non-interest income was primarily attributable to a $132,000 increase in fees and service charges and a $108,000 increase in gains on sale of loans.

We did not record any gains or losses on our investment portfolio in the first quarter of 2011. During the first quarter of 2010, we realized a $563,000 gain on the sale of investments as we sold some of our high-quality, mortgage-backed investment securities at what we believed to be premium pricing in the marketplace.

Non-interest expense was $4.8 million for the first quarter of both 2011 and 2010. During the first quarter of 2011, we experienced a $151,000 increase in professional fees, primarily related to engaging consultants to help us review our internal processes and procedures to identify additional opportunities to improve financial performance. Offsetting the higher professional fees was a reduction of $157,000 in foreclosure and other real estate expense, which was elevated in the first quarter of 2010 compared to historical levels. During the first quarter of 2011, we recorded income tax expense of $142,000, an effective tax rate of 12.7%, compared to income tax expense of $245,000, an effective tax rate of 17.7%, during the same period of 2010. The decline in effective tax rate was driven by lower taxable income, while our tax-exempt investment income and bank owned life insurance income remained similar between the quarters.

Balance Sheet Highlights

Total assets increased to $571.7 million at March 31, 2011, from $561.5 million at December 31, 2010. Stockholders’ equity was $54.6 million (book value of $20.68 per share) at March 31, 2011, compared to $53.8 million (book value of $20.41 per share) at December 31, 2010. The ratio of equity to total assets declined to 9.55% at March 31, 2011, from 9.58% at December 31, 2010. Net loans increased to $309.5 million at March 31, 2011, compared to $306.7 million at December 31, 2010. Our investments increased from $175.9 million at December 31, 2010, to $189.5 million at March 31, 2011, as we invested some of our excess liquidity primarily in mortgage-backed investment securities during the first quarter of 2011.

At March 31, 2011, the allowance for loan losses was $4.4 million, or 1.40% of gross loans outstanding, compared to $5.0 million, or 1.60% of gross loans outstanding at December 31, 2010.  Loans past due 30-89 days and still accruing interest totaled $1.3 million, or 0.41% of gross loans, at March 31, 2011, compared to $1.4 million, or 0.44% of gross loans, at December 31, 2010. Non-performing loans, which primarily consist of loans greater than 90 days past due, totaled $2.2 million, or 0.71% of gross loans, at March 31, 2011, down from $4.8 million, or 1.55% of gross loans, at December 31, 2010. During the first quarter of 2011 we had net loan charge-offs of $985,000, compared to $131,000 during the same period of 2010. The increase in net loan charge-offs was principally associated with a previously identified and impaired commercial relationship consisting of $2.0 million in real estate and operating loans, which was charged down to market value after we acquired ownership of the property securing the loans during the first quarter of 2011. The commercial real estate property was sold during the first quarter of 2011 without incurring any further losses.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 21 locations in 16 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence (2), Louisburg, Osage City, Osawatomie, Paola, Topeka (2) and Wamego, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation; and (x) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):
(Dollars in thousands)	March 31,	December 31,	March 31,
	2011	2010	2010
ASSETS:
Cash and cash equivalents	$10,540	$9,735	$10,338
Investment securities	189,531	175,872	168,704
Loans, net	309,514	306,668	343,978
Loans held for sale	3,351	12,576	6,064
Premises and equipment, net	15,038	15,225	15,658
Bank owned life insurance	15,718	13,080	12,670
Goodwill	12,894	12,894	12,894
Other intangible assets, net	2,123	2,233	2,328
Other assets	13,026	13,223	13,415

TOTAL ASSETS	$571,735	$561,506	$586,049

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits	$449,093	$431,314	$446,582
Federal Home Loan Bank and other borrowings	61,118	70,301	77,631
Other liabilities	6,946	6,074	7,372

Total liabilities	517,157	507,689	531,585

Stockholders' equity	54,578	53,817	54,464

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$571,735	$561,506	$586,049

LOANS (unaudited):
(Dollars in thousands)	March 31,	December 31,	March 31,
	2011	2010	2010

One-to-four family residential real estate	$77,654	$79,631	$88,849
Construction and land	23,703	23,652	34,190
Commercial real estate	93,817	92,124	99,415
Commercial	59,863	57,286	59,476
Agriculture	36,404	38,836	46,011
Municipal	8,437	5,393	5,499
Consumer	13,913	14,385	16,175
Net deferred loan costs and loans in process	105	328	400
Allowance for loan losses	(4,382)	(4,967)	(6,037)
Loans, net	$309,514	$306,668	$343,978

NONPERFORMING ASSETS (unaudited):
(Dollars in thousands)	March 31,	December 31,	March 31,
	2011	2010	2010

Non-accrual loans	$2,095	$4,817	$11,775
Accruing loans over 90 days past due	146	-	-
Non-performing investments	1,125	1,125	1,524
Real estate owned	2,912	3,194	3,083
Total non-performing assets	$6,278	$9,136	$16,382

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.41%	0.44%	0.95%
Total non-performing loans to gross loans outstanding	0.71%	1.55%	3.37%
Total non-performing assets to total assets	1.10%	1.63%	2.80%
Allowance for loan losses to gross loans outstanding	1.40%	1.60%	1.73%
Allowance for loan losses to total non-performing loans	209.16%	103.11%	51.27%

Financial Highlights (continued)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited):
(Dollars in thousands, except per share data)
	Three months ended March 31,
	2011	2010
Interest income:
Loans	$4,357	$4,870
Investment securities and other	1,204	1,422
Total interest income	5,561	6,292

Interest expense:
Deposits	760	1,039
Borrowed funds	487	685
Total interest expense	1,247	1,724

Net interest income	4,314	4,568
Provision for loan losses	400	700
Net interest income after provision for loan losses	3,914	3,868

Non-interest income:
Fees and service charges	1,137	1,005
Gains on sales of loans, net	619	511
Bank owned life insurance	144	124
Other	137	125
Total non-interest income	2,037	1,765

Investment securities gains (losses), net:
Net impairment losses	-	-
Gains on sales of investment securities	-	563
Investment securities gains (losses), net	-	563

Non-interest expense:
Compensation and benefits	2,374	2,324
Occupancy and equipment	708	719
Professional fees	285	134
Data processing	198	208
Amortization of intangibles	179	179
Federal deposit insurance premiums	175	179
Advertising	159	118
Foreclosure and real estate owned expense	25	182
Other	728	765
Total non-interest expense	4,831	4,808

Earnings before income taxes	1,120	1,388
Income tax expense (benefit)	142	245
Net earnings	$978	$1,143

Net earnings per share (1)
Basic	$0.37	$0.44
Diluted	0.37	0.44

Book value per share (1)	$20.68	$20.47

Shares outstanding at end of period (1)	2,639,450	2,629,478

Weighted average common shares outstanding - basic (1)	2,638,768	2,614,268
Weighted average common shares outstanding - diluted (1)	2,639,424	2,616,539

(1) Share and per share values at or for the periods ended March 31, 2010 have been adjusted to give effect to the 5% stock dividend paid during December 2010.

OTHER DATA (unaudited):
	Three months ended March 31,
	2011	2010

Return on average assets (2)	0.69%	0.79%
Return on average equity (2)	7.16%	8.50%
Equity to total assets	9.55%	9.29%
Net interest margin (2) (3)	3.80%	3.81%

(2) Information for the three months ended March 31 is annualized.
(3) Net interest margin is presented on a fully tax equivalent basis, using a 34% federal tax rate.